Exhibit 7

CITIGROUP CONSOLIDATED BALANCE SHEET

(In millions of dollars)

						4Q22 Increase/
	December 31,	March 31,	June 30,	September 30,	December 31,	(Decrease) from
	2021	2022	2022	2022	2022(1)	3Q22	4Q21
Assets
Cash and due from banks (including segregated cash and other deposits)	$27,515	$27,768	$24,902	$26,502	$30,577	15%	11%
Deposits with banks, net of allowance	234,518	244,319	259,128	273,105	311,448	14%	33%
Securities borrowed and purchased under agreements to resell, net of allowance	327,288	345,410	361,334	349,214	365,401	5%	12%
Brokerage receivables, net of allowance	54,340	89,218	80,486	79,696	54,192	(32)%	-
Trading account assets	331,945	357,997	340,875	358,260	334,114	(7)%	1%
Investments
Available-for-sale debt securities, net of allowance	288,522	264,774	238,499	232,143	249,679	8%	(13)%
Held-to-maturity debt securities, net of allowance	216,963	242,547	267,592	267,864	268,863	-	24%
Equity securities	7,337	7,281	7,787	8,009	8,040	-	10%
Total investments	512,822	514,602	513,878	508,016	526,582	4%	3%
Loans, net of unearned income
Consumer(2)	376,534	350,328	355,605	357,583	368,067	3%	(2)%
Corporate(3)	291,233	309,341	301,728	288,377	289,154	-	(1)%
Loans, net of unearned income	667,767	659,669	657,333	645,960	657,221	2%	(2)%
Allowance for credit losses on loans (ACLL)	(16,455)	(15,393)	(15,952)	(16,309)	(16,974)	(4)%	(3)%
Total loans, net	651,312	644,276	641,381	629,651	640,247	2%	(2)%
Goodwill	21,299	19,865	19,597	19,326	19,691	2%	(8)%
Intangible assets (including MSRs)	4,495	4,522	4,526	4,485	4,428	(1)%	(1)%
Other assets, net of allowance	125,879	146,128	134,797	132,809	129,996	(2)%	3%
Total assets	$2,291,413	$2,394,105	$2,380,904	$2,381,064	$2,416,676	1%	5%

Liabilities
Non-interest-bearing deposits in U.S. offices	$158,552	$153,666	$147,214	$135,514	$122,655	(9)%	(23)%
Interest-bearing deposits in U.S. offices	543,283	557,327	565,785	570,920	607,470	6%	12%
Total U.S. deposits	701,835	710,993	712,999	706,434	730,125	3%	4%
Non-interest-bearing deposits in offices outside the U.S.	97,270	98,579	100,266	98,904	95,182	(4)%	(2)%
Interest-bearing deposits in offices outside the U.S.	518,125	524,139	508,583	501,148	540,647	8%	4%
Total international deposits	615,395	622,718	608,849	600,052	635,829	6%	3%
Total deposits	1,317,230	1,333,711	1,321,848	1,306,486	1,365,954	5%	4%
Securities loaned and sold under agreements to resell	191,285	204,494	198,472	203,429	202,444	-	6%
Brokerage payables	61,430	91,324	96,474	87,841	69,218	(21)%	13%
Trading account liabilities	161,529	188,059	180,453	196,479	170,647	(13)%	6%
Short-term borrowings	27,973	30,144	40,054	47,368	47,096	(1)%	68%
Long-term debt	254,374	253,954	257,425	253,068	271,606	7%	7%
Other liabilities(4)	74,920	94,066	86,552	87,276	87,873	1%	17%
Total liabilities	$2,088,741	$2,195,752	$2,181,278	$2,181,947	$2,214,838	2%	6%

Equity
Stockholders' equity
Preferred stock	$18,995	$18,995	$18,995	$18,995	$18,995	-	-
Common stock	31	31	31	31	31	-	-
Additional paid-in capital	108,003	108,050	108,210	108,347	108,458	-	-
Retained earnings	184,948	187,962	191,261	193,462	194,734	1%	5%
Treasury stock, at cost	(71,240)	(73,744)	(73,988)	(73,977)	(73,967)	-	(4)%
Accumulated other comprehensive income (loss) (AOCI)(5)	(38,765)	(43,585)	(45,495)	(48,298)	(47,062)	3%	(21)%
Total common equity	$182,977	$178,714	$180,019	$179,565	$182,194	1%	-

Total Citigroup stockholders' equity	$201,972	$197,709	$199,014	$198,560	$201,189	1%	-
Noncontrolling interests	700	644	612	557	649	17%	(7)%
Total equity	202,672	198,353	199,626	199,117	201,838	1%	-
Total liabilities and equity	$2,291,413	$2,394,105	$2,380,904	$2,381,064	$2,416,676	1%	5%

(1)	Preliminary.
(2)	Consumer loans include loans managed by PBWM and Legacy Franchises (other than Mexico Small Business & Middle-Market Banking (Mexico SBMM) loans).
(3)	Corporate loans include loans managed by ICG and Legacy Franchises-Mexico SBMM.
(4)	Includes allowance for credit losses for unfunded lending commitments. See page 15.
(5)	As discussed in footnote 2 on page 1, Citi's third quarter of 2021 results include an approximate $680 million loss on sale (an approximate $580 million after-tax), related to Citi’s agreement to sell its Australia consumer banking business. The loss primarily reflects the impact of an approximate $625 million ($475 million (after-tax)) currency translation adjustment (CTA) loss (net of hedges) at September 30, 2021, December 31, 2021 and March 31, 2022, already reflected in the Accumulated Other Comprehensive Income (AOCI) component of equity. The sale closed during the second quarter of 2022, and the CTA balance was removed from the AOCI component of equity as of the end of the second quarter of 2022, resulting in a neutral impact from CTA to Citi’s Common Equity Tier 1 Capital.

NM Not meaningful.

Reclassified to conform to the current period's presentation.